Chimerix Appoints Lisa Ricciardi to Board of Directors

DURHAM, NC, April 1, 2014 – Chimerix, Inc. (NASDAQ: CMRX), a biopharmaceutical company developing novel, oral antivirals in areas of high unmet medical need, today announced the appointment of Lisa Ricciardi to the Company’s Board of Directors.

Ms. Ricciardi has a broad range of experience in global and specialty pharmaceutical commercial operations, pharmacy benefits, management, and healthcare services. She has successfully collaborated with an extensive network of industry leaders in the United States, Europe and Japan, and she has played a key role at the board and executive levels on strategic transactions and product launches.

“We are excited to welcome Lisa to the Board. She has an outstanding global record of achievements in the healthcare industry and will be an invaluable asset to Chimerix,” said Kenneth I. Moch, President and CEO of Chimerix. “Her expertise at establishing high performance teams and aligning essential business functions will provide significant insights as we build our corporate infrastructure and expand our pre-launch preparations for brincidofovir.”

Ms. Ricciardi is currently a member of the Board of Directors of Drug Healthcare Group, PLC in Dublin, Ireland, and was previously a member of the Board of Directors at Sepracor. Ms. Ricciardi serves as a consultant to Davita RX, a full-service pharmacy specializing in renal care. She has previously served as Senior Vice President of Business Development at Medco Health Solutions, Inc., and was a Venture Partner at Essex Woodlands Health Ventures. She also held several senior management positions at Pfizer, including Senior Vice President in the Licensing and Development Division, closing more than 25 transactions with multi-national firms and biotechnology companies, as well as managing several key product launches in the global pharmaceuticals division. Ms. Ricciardi earned an MBA from the University of Chicago and a bachelor’s degree from Wesleyan University.

“I am delighted to join the Chimerix Board, as I have been impressed by the passion with which they seek to create a new standard of care in the prevention and treatment of viral infections.” said Lisa Ricciardi. “This is a critical time in the Company’s development, and I look forward to contributing to Chimerix’s continued success.”

About Brincidofovir (CMX001)

Chimerix's lead product candidate, brincidofovir, has the potential to be the first broad-spectrum antiviral for the prevention and treatment of clinically significant infections caused by DNA viruses. Brincidofovir is an oral nucleotide analog that has shown in vitro antiviral activity against all five families of DNA viruses that affect humans, including cytomegalovirus (CMV), adenovirus (AdV), BK virus and herpes simplex viruses.

In September 2013, data from Chimerix’s Phase 2 trial of brincidofovir in the prevention of CMV in recipients of hematopoietic cell transplants (HCT) were published in The New England Journal of Medicine (N Engl J Med 369:1227-36). Building on these positive Phase 2 results in CMV prevention, Chimerix initiated the Phase 3 SUPPRESS trial in the third quarter of 2013 which, if positive, will be used to support Chimerix's initial regulatory submission for the Accelerated Approval of brincidofovir for prevention of CMV infection in adult HCT recipients.

In late 2013, Chimerix presented data from an exploratory trial of brincidofovir in early AdV infection.  A brincidofovir dose of 100 mg twice weekly initiated at the time of detection of AdV in the blood, provided evidence of an antiviral effect, and a numeric decrease in overall mortality.  In March 2014, Chimerix initiated an open-label pilot trial of brincidofovir for the treatment of AdV infection in immunocompromised patients.

Chimerix is also working with BARDA to develop brincidofovir as a medical countermeasure against smallpox.

CHIMERIX, INC.
2505 Meridian Parkway, #340	Tel: (919) 806-1074
Durham, NC 27713	Fax: (919) 806-1146

About Chimerix

Chimerix is a biopharmaceutical company dedicated to developing and commercializing novel, oral antivirals in areas of high unmet medical need. Chimerix’s proprietary technology has given rise to two clinical-stage nucleotide analog lipid-conjugates, brincidofovir and CMX157, both of which have potential for enhanced activity and safety in convenient, orally administered dosing regimens. In the third quarter of 2013, Chimerix initiated the Phase 3 SUPPRESS trial of brincidofovir for the prevention of CMV infection in adult HCT recipients, also known as bone marrow transplants. Brincidofovir has shown broad-spectrum in vitro activity against all five families of DNA viruses that affect humans, including CMV, AdV, BKV and herpes simplex viruses. Brincidofovir has received Fast Track designation by the FDA, and the Phase 3 data, if positive, would be used to support Chimerix’s initial regulatory submission for the Accelerated Approval of brincidofovir for the prevention of CMV infection in adult HCT recipients. Chimerix is also working with BARDA to develop brincidofovir as a medical countermeasure against smallpox. Chimerix’s second product candidate, CMX157, was licensed to Merck in July 2012 for the treatment of HIV infections. For further information, please visit Chimerix’s website, www.chimerix.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks are described more fully in Chimerix’s filings with the Securities and Exchange Commission, including without limitation its most recent Annual Report on Form 10-K, its most recently filed Current Reports on Form 8-K and other documents subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Chimerix undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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CHIMERIX CONTACT:

Joseph T. Schepers

Executive Director, Investor Relations and Corporate Communications

jschepers@chimerix.com

919-287-4125

CHIMERIX, INC.
2505 Meridian Parkway, #340	Tel: (919) 806-1074
Durham, NC 27713	Fax: (919) 806-1146